EXHIBIT 5.1

TEL.: (416) 361-3121 FAX: (416) 361-1790	SUITE 800
WILDEBOER DELLELCE PLACE
365 BAY STREET
TORONTO, ONTARIO
M5H 2V1

December 3, 2007

SunOpta Inc.
2838 Bovaird Drive West
Brampton, Ontario
L7A 0H2

Dear Sirs/Mesdames:

Re: SunOpta Inc. - Form S-3 Registration Statement – File No. 333-

We have acted as Canadian counsel for SunOpta Inc. (the "Company") in connection with the Registration Statement on Form S-3 File No. 333- (the "Registration Statement") filed by the Company under the United States Securities Act of 1933 relating to the sale of 5,080,532 common shares of the Company (the "Common Shares") by the selling security holders referred to therein (the "Selling Security Holders").

You have requested our opinion with respect to the matters set forth herein.

In our capacity as your counsel in connection with such registration, we are familiar with the Registration Statement and the proceedings taken by the Company in connection with the authorization and issuance of the Common Shares being offered by the Selling Security Holders. In addition, we have made such legal and factual examinations of the corporate records of the Company and applicable laws as we have considered necessary or appropriate in the circumstances.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

In rendering our opinion in paragraph 1 below, insofar as such opinion relates to the valid existence and good standing of the Company, we have relied upon a Certificate of Compliance dated December 3, 2007 issued by Industry Canada in respect of the Company, which we have assumed continues to be accurate as at the date hereof.

Based upon the foregoing, we hereby advise you that in our opinion:

1.

The Company has been duly amalgamated under the Canada Business Corporations Act ("CBCA"), and is validly existing and in good standing as a Canadian corporation under the CBCA.

2.

The Common Shares that are to be sold under the Registration Statement have been duly and validly issued as fully paid and non-assessable shares in the capital of the Company.

We are opining herein only as to the effect of the CBCA on the subject Common Shares, and we express no opinion with respect to the applicability thereto or the effect thereon, of the laws of any other jurisdiction. Whenever our opinion refers to shares of the Company as being "fully paid and non-assessable", such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy or actual receipt of any consideration therefor.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Legal Matters", "Canadian Federal Income Tax Consequences for Non-Residents" and "Enforceability of Civil Liabilities".

Yours very truly,

/s/ Wildeboer Dellelce LLP